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EXHIBIT 23.03

CONSENT OF ARTHUR ANDERSEN LLP, INDEPENDENT AUDITORS

The Board of Directors
Rational Software Corporation

As independent public accountants, we hereby consent to the incorporation by reference of our report dated January 26, 1996 relating to the consolidated balance sheets of SQA, Inc. as of December 31, 1994 and 1995 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995, included in this annual report on Form 10-K, into Rational Software's previously filed Registration Statement No.'s 33-77382, 33-85906, 333-15007, 333-15015,
333-21563, 333-22687, 333-25815, 333-31505, 333-32991, 333-39455, 333-39569,
333-45393 and 333-52017 on form S-8.

/s/ Arthur Andersen LLP

Boston, Massachusetts
May 26, 1998